EXHIBIT 10.13

                                                                    CONFIDENTIAL

                         MARKETING AND LICENSE AGREEMENT


     This Agreement is entered into as of April 1, 2004 by and between GENERAL PLASTIC INDUSTRIAL CO., LTD. (hereinafter referred to as "GPI") and Color Imaging, Inc. (hereinafter referred to as "CI") (together both hereinafter referred to as "parties") and becomes effective April 1, 2004 (hereinafter referred to as "Agreement").

     The parties agree that this Agreement replaces an agreement entered into as of June 1, 2003 (hereinafter referred to as "Effective Date") by and between GPI and CI.

     WHEREAS, CI wishes to have greater pricing flexibility and be more competitive when selling certain Licensed Products from GPI; and

     WHEREAS, GPI wishes CI to increase CI's sales of the Licensed Products.

     NOW, THEREFORE, for and in consideration of the premises and promise contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                   ARTICLE I.

                                    LICENSE

     1.1 Grant of License. GPI hereby grants to CI an exclusive license to sell Licensed Products, offer to sell Licensed Products, and import and export Licensed Products for use or sale in the Field, free from suit by GPI for patent infringement in all states of the United States and Canada.

     1.2 Exclusivity. The licenses granted under Section 1.1 is exclusive to CI in that, after the Effective Date, GPI agrees not to grant to a third party another concurrently effective license, or option to a license, to use Licensed Products, sell Licensed Products, offer to sell Licensed Products, or import and export Licensed Products for use or sale in the Field in the United States and Canada with exceptions provided in this provision. However, GPI and CI both agree that GPI at its will can grant to a third party another concurrently effective license, or option to a license, to use Licensed Products, sell Licensed Products, offer to sell Licensed Products, or import and export
Licensed Products for use or sale in the Field in all countries of the world except the United States and Canada. GPI and CI both further agree that GPI may sell the Licensed Products in the United States and Canada directly to one or more customers of GPI, providing that GPI receives consent from CI, one OEM disclosed by GPI to CI and end-users directly through the internet, providing that GPI's internet sales are at customary retail prices, under a name other than GPI's and does not use CI's packaging (point of sale box) for the Licensed Products. During the term of this Agreement, CI agrees that it will not directly nor indirectly research, develop, or commercialize other products for use in the Field, except in collaboration with GPI, pursuant to this Agreement.
Notwithstanding anything in this agreement or otherwise, CI agrees that GPI retains any and all GPI's intellectual property rights in the Licensed Products.



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     1.3 Delivery of Samples. During the term of this Agreement,  GPI shall have the obligation to provide sample(s) of the Licensed Products to CI upon CI's reasonable request. To the extent CI provides sample(s) of the Licensed Products, at no charge or cost, to customers or prospective customers so as to promote the sale of the Licensed Products, GPI agrees to, upon documentation being provided to GPI by CI, credit CI for sixty percent (60%) of the delivered duty related cost to CI. CI is responsible for the costs associated with delivering the sample(s) to the customers or prospective customers. The profits from the sample(s) shall be distributed to GPI and CI according to the same pro rata sharing for the costs of the sample(s).

     1.4 Licensing Rights of Product Information. GPI hereby grants to CI a non-exclusive, worldwide, perpetual, and royalty-free license to (a) convert certain Product Information for each Licensed Product into digital electronic form; (b) make reasonable nonsubstantive modifications to the Product Information; (c) use all trademarks and trade names included in the Product Information; (d) use, copy, and distribute the Product Information for purposes of promotion and distribution of the Licensed Products and (e) sublicense the foregoing rights to a sub-licensee.

     1.5 No Further Rights. Except as expressly provided in this Article I, no further or different license or right is granted or implied.

     1.6 No Franchise. The parties agree that this Agreement shall not constitute a franchise agreement under Florida, Georgia, New York, Delaware, or any other state law. If the parties' relationship is deemed to be a franchise by a court of law or other judicial body, the parties hereto expressly agree to waive all rights and remedies which either of them may have due to any status as a franchiser or franchisee or pursuant to the application of any franchise laws, rules, or regulations.

                                  ARTICLE II.

                                FINANCIAL TERMS

     2.1 Marketing Expenses. GPI agrees to render a monthly payment in the amount of $3,500 to CI as a consideration from GPI toward CI's marketing and promotional expenses related to the Licensed Products. This payment shall run from June 1, 2003 and continue thereafter for a maximum of thirty-six (36) monthly payment. This payment shall automatically stop if this Agreement is terminated.

     2.2 Other Expenses. GPI agrees to indemnify and hold harmless CI for any costs and expense arising from any defective Licensed Product, and/or any recalled Licensed Product including litigation arising therefrom. GPI agrees to credit CI for product cost, shipping and related expenses arising from any defective Licensed Product, and/or any recalled Licensed Product.

     2.3 Royalty. The parties agree that CI shall pay GPI a royalty, calculated as an agreed upon percentage of the profit realized on the sale of the Licensed Products (hereinafter referred to as "Royalty"), after deducting from the selling price (a) the cost CI pays GPI for the Licensed Product, (b) marketing expenses paid by CI to a third party to access the regional and national retail


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and catalog  sales  channels  and (c) the actual  costs for the  delivery to the reseller the Licensed Products and reseller program expenses paid by CI or provided by CI as allowances, rebates, discounts or other deductions to the invoice amount (hereinafter referred to as "Program"), if any, and as may be changed from time to time by the parties. The Royalty may be changed from time to time by the agreement of both parties.

     2.4 Royalty Accounting. Within ten (10) days after the end of each calendar month, CI shall remit, pay or otherwise settle with GPI the Royalty payment due GPI for the sale of the Licensed Product during the preceding month and provide an accounting of the sales by CI of the Licensed Product during that period (hereinafter referred to as "Accounting"). The Accounting shall include the identification of each customer by account number, CI's invoice number, invoice date, Licensed Product(s) sold, quantity of the sale(s), selling price(s), total invoice amount and any third party marketing, delivery or Program expenses, after which the profit is determined and the percentage share is calculated to be paid to GPI as the Royalty.

     2.5 Auditing Rights. GPI shall have the right, upon reasonable notice to CI and during the normal working hours of CI, to audit the books and records of CI to verify the accuracy and completeness of the Accounting.

                                  ARTICLE III.

                          INTELLECTUAL PROPERTY RIGHTS

     3.1 Intent. Except as expressly set forth herein, no licenses, transfers, or other rights are granted under this Agreement.

     3.2 No Assignment. The parties agree that this Agreement is a license and is not an assignment or transfer of title to CI of GPI's ownership rights in the Licensed Products and Technology. If any mediator, arbitrator, or tribunal construes this document to create an assignment of any of GPI's rights in any of the Licensed Products or Technology, CI agrees that it shall cooperate fully and promptly in executing any documents reasonably necessary to establish title in the Licensed Products and Technology solely in GPI, including signing formal assignment documents. Further, in such instance, this Agreement shall be amended in whatever respects are reasonably necessary to ensure that it is interpreted to be a license, based on the findings of such mediator, arbitrator, or tribunal. In the event of any proceedings instituted to settle a dispute concerning this Agreement, CI agrees that it shall not take a position contrary to this Section. This Section shall survive expiration or termination of this Agreement for any reason.

     3.3 New Inventions and Materials.

          (a) Ownership. All new Intellectual Property and Proprietary Information that relates to the Licensed Products, and that is not in existence as of Effective Date but is conceived, made, or suggested during the term hereof by either party hereto or its employees, consultants, agents, members, managers, officers, directors, shareholders, or contractors (collectively, "New Related Technology"), shall be assigned to and owned by GPI and shall become immediately subject to the license to CI in the Field as set forth herein. Each party agrees


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to promptly disclose to the other party the creation,  development, or discovery of New Related Technology promptly upon the occurrence of such creation, development, or discovery. Notwithstanding the above, the New Related Technology does not include any toner developed by CI and any new improvements made by CI related to making, testing, measuring, processing, and storing toner.

          (b) Assignment. CI shall, and shall cause its employees, consultants, agents, members, managers, officers, directors, shareholders, or contractors to, execute any and all documents and take any other actions reasonably required by GPI to ensure that all such New Related Technology described in Section 3.3(a) is properly and validly assigned to GPI.

          (c) License. GPI shall execute any and all documents and take any other actions reasonably required by CI to ensure that all such New Related Technology described in Section 3.3(a) becomes subject to the license to CI in the Field granted herein.

     3.4 Trademarks. Upon the request of GPI, the Managers of CI shall collaborate in the selection of any names, trademarks, service marks, trade dress, domain names, icons, logos, and other source-identifying elements to be used in connection with the marketing and commercialization of the Licensed Products in the Field (together, the "Trademarks"). GPI shall own all Trademarks and shall have the right to apply in its own name for state, federal, and international registration of same. At all times while the Trademarks are owned by GPI, CI shall have a royalty-free right and license to use the Trademarks in the marketing, promotion, registration, sale, and distribution of the Licensed Products.

     3.5 Qualification Testing. Upon the request of GPI, CI at CI's discretion and expense, shall test GPI's Licensed Products under development and provide GPI with reports, evaluations and recommendations to improve the performance of the Licensed Products and to determine to the best of CI's ability that the Licensed Products performance is compatible with, and generally the same as, that of the OEM.

                                  ARTICLE IV.

                                  INFRINGEMENT

     4.1 Indemnification. GPI shall defend, indemnify and hold CI, its officers, directors, representatives, employees, and agents of the Licensed Products harmless from and against any and all liability, losses, claims, costs, damages, demand, penalties, or other expenses (including court costs, attorneys' fees, costs of investigation and costs of defense and other legal expenses) (hereinafter "Liabilities") occasioned by any real or potential claim, demand or action (whether or not meritorious) which arises out of sale, offer for sale, or use by its officers, directors, representatives, employees, agents of the Licensed Products in the areas, regions and/or countries where such use, offer for sale or sale may infringe any patents that may cover these areas, regions and/or countries.

     4.2 Cooperation and Communication. CI shall keep GPI advised of any such claim in writing within thirty (30) days after CI receives such claim from a third party or knows such a claim may be made by a third party. Within ninety
(90) days after  notification  from CI to GPI, GPI at its sole discretion  shall


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                                                                    CONFIDENTIAL

decide how to respond to the third party. GPI shall keep CI advised of GPI's decision or plans. CI shall work with and provide reasonable assistance to GPI if GPI decides to take necessary actions. If GPI decides to take legal actions to defend it from any such claim, GPI shall choose law firms and attorneys with respect to such legal actions. CI shall continue to sell and/or offer for sale of the Licensed Products during the term of this Agreement regardless whether there is such a claim made by a third party unless GPI notifies CI in writing otherwise.

     4.3 CI's Choice. Notwithstanding the foregoing, if GPI does not provide CI its decisions or plans within one hundred twenty (120) days after notification from CI to GPI, CI shall have the option to take necessary actions including legal action to defend CI from such a claim; however, CI shall consult GPI concerning any legal actions brought by CI under this provision. CI shall apprise GPI of its plans with respect to such legal actions, including, but not limited to, any settlement or compromise thereof. No such settlement or compromise shall be made or entered into by CI without GPI's prior written approval, which shall not be unreasonably withheld. CI shall consult GPI concerning choice of law firms and attorneys with respect to such legal actions. CI shall defer to GPI's choice of law firms and attorneys with respect to such legal actions. GPI shall work with and provide reasonable assistance to CI if CI decides to take such legal actions. For such legal actions taken by CI, CI itself shall pay all costs first and then get reimbursement from GPI.

                                   ARTICLE V.

                              TERM AND TERMINATION

     5.1 Original Term. The original term of this Agreement shall commence on the Effective Date and shall remain in effect for three (3) years unless and until terminated in accordance with the terms of this Article V.

     5.2 At Each Party's Election. Each party may terminate this Agreement at any time by giving the other party written notice of its election to terminate, with such termination effective thirty (30) days after receipt by the other party of such written notice.

     5.3 Breach of Agreement. Upon any material breach of this Agreement by one of the parties (the breaching party), the other party, in addition to any other remedy available at law or equity, may elect to terminate this Agreement by giving the breaching party thirty (30) days' written notice of such election. This Agreement shall terminate upon the expiration of the thirty-day period unless the breaching party has cured such breach on or before the expiration of such period. If the breach is of a type that requires more than thirty (30) days but less than ninety (90) days to cure, the cure period shall be extended to ninety (90) days so long as the breaching party has, throughout the ninety-day period, diligently undertaken substantive and progressive efforts to cure such breach on or before the date that such ninety-day period expires and such breach is in fact cured on or before the expiration of such period.

     5.4 Insolvency. Any party's Bankruptcy shall constitute an immediate and material breach of this Agreement and, upon the occurrence of same, this Agreement shall immediately terminate.


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     5.5 Change of Management Control.  Any party's change of Management Control change shall constitute an immediate and material breach of this Agreement and, upon the occurrence of same, each party, at its option, may terminate upon giving the other party 30 days notice. Change of Management Control occurs when any party is purchased by a third party, is merged with a third party, or a controlling block of shares of any party is acquired by a third party.

     5.6 Effects of Expiration or Termination. Upon termination of this Agreement for any reason, all exclusive licenses and rights granted hereunder shall terminate and revert to GPI for the benefit of GPI. Further, all Trademarks, along with all good will embodied therein, will be assigned by CI to GPI for GPI's future use and commercial exploitation.

     5.7 Surviving Obligations and Provisions. In addition to any provision of this Agreement that expressly survives the termination of this Agreement, the provisions of Sections 1.6, 3.2, 4.1, 6.1, and 6.8 shall so survive.

     5.8 Renewal. This Agreement is automatically renewed annually at the end of the original term of this Agreement unless and until terminated in accordance with the terms of this Article V.

                                  ARTICLE VI.

                                    GENERAL

     6.1 Proprietary Information.

          (a) All Proprietary Information, whether so marked or not, which is disclosed by one party to the other during the term of this Agreement shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any other person or entity, or used (or caused to be used) for the benefit of any other person or entity, without the prior written consent of the disclosing party, except to the extent that such Proprietary
Information: (i) is necessary to be disclosed to agents, consultants, or other third parties for the test, or commercialization of the Licensed Products, which persons or entities first agree in writing to be bound by equivalent confidentiality obligations; or (ii) is required to be disclosed by law or pursuant to the request of a court or governmental agency; provided, however that the required party shall provide the owner of the requested Proprietary Information with at least ten (10) days' advance written notice of such legal requirement prior to disclosure and assist such party as requested in obtaining a protective order or other similar relief for such Proprietary Information. The obligations of the parties hereunder shall continue in full force and effect during the term hereof and for a minimum period of five (5) years following the termination of this Agreement; provided, however, that if any such Proprietary Information constitutes a trade secret, as defined under applicable law, such obligations shall remain in effect with respect to such Proprietary Information for so long beyond such five-year period as such Proprietary Information continues to constitute a trade secret as so defined.

          (b) Each party hereto acknowledges that any breach of the obligations set forth in this Section 6.1 would result in irreparable harm to other party for which monetary damages alone would be an insufficient remedy. Thus, although


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nothing in this Section will prohibit pursuit of any remedies  available against any party under applicable law (which shall be cumulative with those remedies set forth herein), each party specifically agrees that, in the event of any threatened or actual breach of such provisions by it, the other party shall be entitled to an injunction and other equitable relief including, without limitation, an equitable accounting of earnings, profits, and other benefits, from a court of competent jurisdiction, as well as reimbursement of any attorneys' fees and other costs incurred in obtaining such relief.

     6.2 Integration. This Agreement constitutes the entire agreement between the parties as to the subject matter of such documents. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises, and understandings are superseded and merged into, extinguished by, and completely expressed by such documents. No party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in such documents.

     6.3 Addresses and Notices. All notices, demands, requests, reports, and other communications provided in this Agreement or under applicable law shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand or sent by facsimile; (b) on the day following deposit with an overnight courier; or (c) on the date five days following deposit with the United States Mail, certified or registered:


If to GPI:                                  If to CI:
General Plastics Industrial Co., Ltd.       Color Imaging, Inc.
Attn: Mr. Robin Hsu                         Attn:  Mr. Morris E. Van Asperen
Vice President                              Executive Vice President and
50 Tzu-Chiang Road                            Chief Financial Officer
Wu-Chi Town                                 Color Imaging Inc.
Taichung County                             4350 Peachtree Ind. Blvd., Suite 100
Taiwan                                      Norcross, GA 30071
Tel: 886-4-26393103                         Tel: 770.840.1090
Fax: 886-4-26396204                         Fax: 770.246.7941


With a copy to:
Tim Tingkang Xia, Esq.
Morris Manning & Martin LLP
1600 Atlanta Financial Center
3343 Peachtree Rd, N.E.
Atlanta, GA 30326
Tel: 404.495.3678
Fax: 404.365.9532

     6.4 Applicable Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of Georgia, without regard to conflict of laws principles.


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     6.5 Compliance with Law;  Severability.  Nothing in this Agreement shall be construed to require the commission of any act contrary to law. If this Agreement conflicts with any statute, law, ordinance, or treaty concerning the legal right of the parties to contract, the latter shall prevail. In such event, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     6.6 Arbitration. Subject to pursuit of equitable remedies in a court of competent jurisdiction, any dispute, controversy, or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request, be submitted to, and settled by, arbitration in the City of Atlanta, state of Georgia, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys' fees, except that in the discretion of the arbitrator, any award may include the cost of a party's attorneys' fees if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy, or claim to be submitted to arbitration as a dilatory tactic.

     6.7 Headings. The headings of the various Articles, Sections and Subsections of this Agreement are used solely for the convenience of the parties, do not form a part of this Agreement, do not affect the interpretation or meaning of this Agreement, and do not define, limit, extend, or describe its scope or intent.

     6.8 No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party. The agreements herein contained are made for the sole benefit of the parties hereto and no other person or entity is intended to or shall have any rights or benefits hereunder, whether as a third party beneficiary or otherwise.

     6.9 Waiver. A party's express or implied consent or waiver of the other party's breach of its obligations hereunder shall not be deemed to be, or construed as, a consent to, or waiver of, any other breach of the other party. A party's failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; shall not constitute a waiver by such party of its rights, such breach, or any other obligation or condition. A party's consent in any one instance shall not limit or waive the necessity to obtain such party's consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.


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    6.10  Construction.  The parties  agree that each party has  reviewed  this
Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

     6.11 Assignment. This Agreement, and the exclusive license, rights, and duties contained in this Agreement, shall not be assigned by a party without the prior written consent of the other party.

                                  ARTICLE VII.

                                  DEFINITIONS

     When capitalized in this Agreement, the following terms shall have the meanings set forth below:

     7.1 "Agreement" means this Marketing and License Agreement between GPI and CI.

     7.2 "Effective Date" means the date of June 1, 2003.

     7.3 "Intellectual Property" means and includes any and all inventions, discoveries, improvements, devices, enhancements, ideas, concepts, confidential information, trade secrets, knowledge, information, know-how, technology, data, techniques, applications, methods, processes, protocols, formulas, formulations, engineering, software, designs, drawings, flowcharts, models, databases, research, studies, creations, samples, works of authorship, trademarks, service marks, trade dress, and any other intangible or intellectual rights or properties, whether or not patentable, registrable, or enforceable.

     7.4 "Field" means the use of an all-in-one, drum, or toner cartridge in an electrophotographic image forming apparatus such as copier, printer, fax machine and the like.

     7.5 "Licensed Product" means GPI's certain compatible cartridge products provided to CI as evidenced by the monthly statement of the Royalty Accounting set forth in Section 2.4. Any ambiguities to the Licensed Product shall be resolved according to the interpretation of GPI.

     7.6 "Proprietary Information" means all confidential, whether it is marked so or not, Technology, Intellectual Property, technical information, data, techniques, knowledge, skill, know-how, experience, trade secrets, confidential information, developments, formulae, processes, materials, and other commercially sensitive information of a party which is disclosed or transferred from one party to the other or developed in the course of performance under, or during the term of, this Agreement, including by way of illustration and not limitation, designs, drawings, documents, models, performance evaluations, testing results and reports and other similar information. "Proprietary Information" shall not include any of the foregoing that is: (a) in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosures; (b) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any improper inaction or action of a party under an obligation of confidentiality; or (c) lawfully obtained by the receiving party from sources independent of the disclosing party, which sources have a lawful right to disclose such information.

                                                                    CONFIDENTIAL

     7.7 "Technology" means any and all Intellectual Property and Proprietary Information that relates to the Licensed Products, or the Field.

     7.8 "Trademarks" shall have the meaning set forth in Section 3.4.

     7.9 "Product Information" means all available product information for each Licensed Product, including but not limited to electronic Licensed Product images, complete Licensed Product descriptions, marketing materials, new product launch dates and product discontinue dates, and all updates and modifications to such information.

     7.10 "Agent" shall include a sub-licensee of CI pursuant to Section 1.4.

     7.11 "Royalty" shall have the meaning set forth in Section 2.3 as the percentage of profit to be paid to GPI by CI.

     7.12 "Accounting" shall have the meaning set forth in Section 2.4 as the Royalty accounting to be provided to GPI by CI.



                         [SIGNATURES ON FOLLOWING PAGE]

                                                                    CONFIDENTIAL

     IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective as of the Effective Date.

CI:

Color Imaging, Inc.                                  [CI SEAL]


By:    /S/ SUELING WANG
   ---------------------------------
Name:  Sueling Wang, Ph. D.
Title: President

Date:  11/15/04
     -------------------------------



GPI:

General Plastics Industrial Co., Ltd.                [CORPORATE SEAL]



By:    /S/ JUI-CHI WANG
   ---------------------------------
Name:  Jui-Chi Wang
Title: President


Date:  11/15/04
     -------------------------------